FIRST AMENDMENT TO
                        DOBSON COMMUNICATIONS CORPORATION
                        2002 EMPLOYEE STOCK PURCHASE PLAN


     Pursuant to the authority granted to the Board of Directors of Dobson Communications Corporation, under Section 19(a) of the Dobson Communications Corporation 2002 Employee Stock Purchase Plan (the "Plan"), the Plan is hereby amended as follows:

                           I. Effective Date

     Subsection 2(i) of the Plan is hereby amended by deleting said subsection in its entirety and substituting therefore the following:

          "(i) "Effective Date" means October 31, 2002. However, should any Designated Parent or Subsidiary become a participating employer in the Plan after such date, then such entity shall designate a separate Effective Date with respect to its employee-participants."

                          II. Dates of Purchase Period

     Subsection 2(t) of the Plan is hereby amended by deleting said Subsection in its entirety and substituting therefor the following:

          "(t) "Purchase Period" means the period commencing on October 31, 2002 and ending on April 30, 2003, and each successive purchase period shall commence on May 1 and end on October 31 and commence on November 1 and end on April 30 of each year during which the Plan is in existence."

                    III. Duration of Purchase Period

     Subsection 4(a) of the Plan is hereby amended by deleting the last sentence in said Subsection and adding the following:

          "The initial purchase period commencing October 31, 2002 shall have a duration of six months and one day. The maximum duration of the subsequent purchase periods shall be six months."

     Except as otherwise provided in this First Amendment to the Dobson Communications Corporation 2002 Employee Stock Purchase Plan, the Plan is hereby ratified and confirmed in all respects. The effective date of this First Amendment shall be September 27, 2002.

     Executed this 27th day of September, 2002.

                                DOBSON COMMUNICATIONS CORPORATION,
                                an Oklahoma corporation


                                By:  EVERETT R. DOBSON
                                     Everett R. Dobson
Attest:  STEPHEN T. DOBSON
         Stephen T. Dobson